Exhibit 16.1

July 29, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Eagle Bancorp Montana, Inc. included under Item 4.01 of its Current Report on Form 8-K dated July 24, 2025, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Baker Tilly US, LLP